Exhibit 99.1

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

For Immediate Release

Tuesday, June 23, 2009

APOGEE FIRST QUARTER EARNINGS DECLINE DUE TO MARKET CONDITIONS;

QUARTERLY CASH FLOW POSITIVE; BALANCE SHEET REMAINS STRONG

MINNEAPOLIS, MN (June 23, 2009) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2010 first quarter earnings. Apogee provides distinctive value-added glass solutions for the architectural and picture framing industries.

FY10 FIRST-QUARTER VS. PRIOR-YEAR PERIOD

•	Revenues of $180.9 million were down 24 percent.

•	Operating income was $11.7 million, down 30 percent.

•	Operating margin was 6.5 percent, compared to 7.0 percent.

•	Earnings were $0.27 per share versus $0.36 per share.

•	Architectural segment revenues declined 24 percent, and operating income decreased 28 percent.

•	Backlog remained relatively flat at $310.0 million, compared to $316.2 million at the end of fiscal 2009.

•	Large-scale optical segment revenues declined 20 percent, and operating income decreased 39 percent.

•	Cash and short-term investments totaled $30.8 million, compared to $27.1 million at the end of fiscal 2009 and $4.6 million in the prior-year period.

Commentary

“Apogee’s first-quarter revenues and earnings per share declined as domestic market conditions worsened with continued tight commercial real estate credit, decreasing employment levels and soft retail markets,” said Russell Huffer, Apogee chairman and chief executive officer. “We are managing costs and productivity to achieve solid gross margins, and are generating cash in this tough environment. However, the inability to fully leverage fixed costs over lower volume impacted our architectural and large-scale optical segment operating margins.

“It is positive that we experienced a relatively flat architectural segment backlog compared to the previous quarter and minimal cancellations,” said Huffer. “In addition, we continue to convert customers to our value-added custom picture framing products.

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

“We have reduced costs more than $40 million on an annual basis since October and headcount continues to decrease,” he said. “Although future periods will be impacted by the domestic commercial construction slowdown, we entered the downturn with a very strong balance sheet and are generating positive cash flow. Apogee remains in a strong financial position.”

FY10 FIRST-QUARTER SEGMENT AND OPERATING HIGHLIGHTS VS. PRIOR-YEAR PERIOD

Architectural Products and Services

•	Revenues of $166.7 million were down 24 percent.

•

The revenue decline came primarily from the architectural glass and installation businesses due to project delays, the timing of project flow and cancellations experienced in the second half of last year.

•	Operating income was $10.8 million, down 28 percent.

•	Operating margin was 6.5 percent, compared to 6.7 percent.

•

Solid execution by the installation and window businesses of projects bid in stronger markets, along with productivity improvements and ongoing cost cutting efforts were more than offset by the impact of lower volume.

•	Backlog remained relatively flat at $310.0 million, compared to $316.2 million at the end of fiscal 2009; it was down from $491.0 million in the prior-year period.

•	As work on existing backlog is completed, slower bid-to-award timing is impacting backlog levels, despite steady bidding activity.

•	The institutional sector continues to be the largest portion of the backlog, followed by office projects, with condo and hotel/entertainment projects a much smaller portion of future work.

•	Approximately $254 million, or 82 percent, of the backlog is expected to be delivered in fiscal 2010, and approximately $56 million, or 18 percent, in fiscal 2011.

Large-Scale Optical Technologies

•	Revenues of $14.2 million declined 20 percent due to weak custom framing market conditions.

•	Operating income was $2.0 million, down 39 percent.

•	Operating margin was 14.0 percent, compared to 18.4 percent as a strong mix of our best value-added products was more than offset by the impact of lower volume.

Financial Condition

•	Long-term debt was $8.4 million, equal to the fiscal 2009 year-end level and down from $73.4 million in the prior-year period.

•	$8.4 million in low-interest industrial revenue bonds is reflected in each of these debt levels.

•

Non-cash working capital (current assets, excluding cash and short-term investments, less current liabilities) was $53.1 million, compared to $44.3 million at the end of fiscal 2009 and $83.5 million in the prior-year period.

•	Capital expenditures were $2.3 million, down 90 percent from the prior-year period.

•	Depreciation and amortization were $7.3 million, up 10 percent from the prior-year period.

OUTLOOK

“We are facing an unprecedented level of uncertainty in fiscal 2010, with commercial real estate markets still largely frozen and declining domestic employment levels,” Huffer said. “We expect

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

continued profitability on revenues that will be down at least 15 percent – we are seeing early success in pursuing work in underserved, shorter-lead time architectural glass markets, including smaller and international projects, and our architectural segment bidding activity remains strong although already slow bid-to-award timing extended in the quarter.

“We are estimating operating margins in the mid-single digits as lower capacity utilization and competitive pricing are slightly offset by productivity improvements and lower energy costs.” He noted, though, that the large-scale optical segment is expected to continue converting customers to value-added products.

“To manage through the downturn, we have significantly cut costs and continue to evaluate further reductions in headcount and discretionary spending, combined with ongoing productivity improvements,” he said. “Our balance sheet remains strong, and we expect to have positive cash flow in fiscal 2010 as working capital declines and capital expenditures are less than $20 million. Our architectural segment businesses are well positioned with the bonding capacity required by some contractors to assure completion of projects, a competitive strength in today’s markets.

“We still expect to benefit from the addition of stimulus projects to upgrade government and school buildings that would incorporate our energy-efficient, green products and services, although it may not be until fiscal 2011,” Huffer said. “Introducing additional energy-efficient products for new and renovation commercial construction markets continues to be a focus for Apogee during the economic slowdown.

“We have good architectural businesses with strong brands and operations that are positioned to serve the growing interest in green, energy-efficient commercial buildings,” he said. “We anticipate that with our focus on quality, service and productivity improvements, Apogee will be well positioned when the economy improves.”

The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: operational risks within (A) the architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen project delays and cancellations; ii) economic conditions, material cost increases and the cyclical nature of the North American commercial construction industry; iii) product performance, reliability, execution or quality problems that could delay payments, increase costs, impact orders or lead to litigation; and iv) the segment’s ability to fully and efficiently utilize production capacity; and (B) the large-scale optical segment: i) markets that are impacted by consumer confidence and trends; ii) dependence on a relatively small number of customers; iii) changing market conditions, including unfavorable shift in product mix; and iv) ability to fully and efficiently utilize production capacity. Additional factors include: i) revenue and operating results that are volatile; ii) financial market disruption which could impact company, customer and supplier credit availability; iii) self-insurance risk related to a material product liability event and to health insurance programs; iv) management of discontinued operations exiting activities; v) cost of compliance with governmental regulations relating to hazardous substances; and vi) foreign currency risk related to certain discontinued operations. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2009.

TELECONFERENCE AND SIMULTANEOUS WEBCAST

Apogee will host a teleconference and webcast at 7:30 a.m. Central Time tomorrow, June 24. To participate in the teleconference, call 1-866-271-5140 toll free or 617-213-8893 international, access code 58935373. The replay will be available from 10:30 a.m. Central Time on June 24 through midnight Central Time on Wednesday, July 1, by calling 1-888-286-8010 toll free, access code 82724848. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in two segments:

•

Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; Linetec, a paint and anodizing finisher of window frames and PVC shutters; and Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products.

•	Large-scale optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom picture framing market and commercial optics.

(Tables follow)

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Income

(Unaudited)

Dollar amounts in thousands, except for per share amounts	Thirteen Weeks Ended May 30, 2009	Thirteen Weeks Ended May 31, 2008	% Change

Net sales	$180,851	$238,468	-24%
Cost of goods sold	139,408	189,470	-26%

Gross profit	41,443	48,998	-15%
Selling, general and administrative expenses	29,753	32,364	-8%

Operating income	11,690	16,634	-30%
Interest income	230	238	-3%
Interest expense	172	492	-65%
Other income, net	29	71	-59%
Equity in loss of affiliated companies	—	(379)	N/M

Earnings from continuing operations before income taxes	11,777	16,072	-27%
Income taxes	4,257	5,793	-27%

Earnings from continuing operations	7,520	10,279	-27%
Loss from discontinued operations	—	(77)	N/M

Net earnings	$7,520	$10,202	-26%

Earnings per share - basic:
Earnings from continuing operations	$0.27	$0.36	-25%
Loss from discontinued operations	$—	$—	—
Net earnings	$0.27	$0.36	-25%

Average common shares outstanding	27,388,713	28,213,375	-3%

Earnings per share - diluted:
Earnings from continuing operations	$0.27	$0.36	-25%
Loss from discontinued operations	$—	$—	—
Net earnings	$0.27	$0.36	-25%

Average common and common equivalent shares outstanding	27,649,526	28,750,543	-3%

Cash dividends per common share	$0.0815	$0.0740	10%

Business Segments Information

(Unaudited)

	Thirteen Weeks Ended May 30, 2009	Thirteen Weeks Ended May 31, 2008	% Change
Sales
Architectural	$166,701	$220,720	-24%
Large-Scale Optical	14,155	17,749	-20%
Eliminations	(5)	(1)	-400%

Total	$180,851	$238,468	-24%

Operating income (loss)
Architectural	$10,756	$14,843	-28%
Large-Scale Optical	1,983	3,271	-39%
Corporate and other	(1,049)	(1,480)	29%

Total	$11,690	$16,634	-30%

Consolidated Condensed Balance Sheets

(Unaudited)

	May 30,	Feb. 28,
	2009	2009
Assets
Current assets	$217,556	$228,688
Net property, plant and equipment	199,084	203,514
Other assets	92,217	95,482

Total assets	$508,857	$527,684

Liabilities and shareholders' equity
Current liabilities	$133,598	$157,292
Long-term debt	8,400	8,400
Other liabilities	45,741	45,368
Shareholders' equity	321,118	316,624

Total liabilities and shareholders' equity	$508,857	$527,684

N/M = Not meaningful

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Cash Flows

(Unaudited)

Dollar amounts in thousands	Thirteen Weeks Ended May 30, 2009	Thirteen Weeks Ended May 31, 2008

Net earnings	$7,520	$10,202
Net loss from discontinued operations	—	77
Depreciation and amortization	7,292	6,613
Stock-based compensation	400	1,541
Results from equity investments	—	379
Other, net	(48)	(900)
Changes in operating assets and liabilities	(10,407)	(12,949)

Net cash provided by continuing operating activities	4,757	4,963

Capital expenditures	(2,254)	(23,290)
Proceeds on sale of property	27	78
Acquisition of businesses, net of cash acquired	—	(8)
Net sales (purchases) of short-term investments and marketable securities	1,433	(45)

Net cash used in investing activities	(794)	(23,265)

Net proceeds from long-term debt and revolving credit agreement	—	15,200
Stock issued to employees, net of shares withheld	(1,142)	(2,556)
Repurchase and retirement of common stock	—	(3,158)
Other, net	59	1,188

Net cash (used in) provided by financing activities	(1,083)	10,674

Cash used in discontinued operations	(68)	(84)

Increase (decrease) in cash and cash equivalents	2,812	(7,712)
Cash and cash equivalents at beginning of year	12,994	12,264

Cash and cash equivalents at end of period	$15,806	$4,552

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com